Exhibit 99.1

[LOGO OF PRICESMART]

For Immediate Release

PriceSmart Announces Second Quarter Results

Reports March Sales; Announces Store Openings in Jamaica and Mexico

SAN DIEGO, CA, (April 2, 2003)—PriceSmart, Inc. (NASDAQ: PSMT, www.pricesmart.com) today announced financial results for the second quarter and six months ended February 28, 2003.

There were 27 warehouses in operation at the end of February 2003 (excluding two unconsolidated stores in Mexico owned through a 50/50 joint venture) compared to 24 at the end of February last year.

Total revenues increased 9% to $189.0 million from $173.7 million in the second quarter of last year. Operating income declined to $4.9 million from $6.0 million (prior to a $1.7 million settlement expense in last year’s period). Net income was $1.6 million compared to $1.8 million, and net income available to common shareholders was $1.2 million, or $.18 per diluted share, compared to $1.6 million, or $.24 per diluted share in last year’s period. Losses from the Company’s 50% equity interest in its Mexico joint venture, which commenced in the third quarter of fiscal 2002, were $648,000, or $.09 per diluted share.

For the six months ended February 28, 2003, total revenues rose 12% to $358.3 million from $321.2 million in the first six months of last year. Operating income increased 9% to $10.0 million from $9.2 million (prior to a $1.7 million settlement expense in last year’s period). Net income increased to $3.2 million from $2.9 million, and net income available to common shareholders declined to $2.4 million, or $.35 per diluted share, compared to $2.7 million, or $.41 per diluted share in last year’s period. Losses from the Company’s 50% equity interest in its Mexico joint venture were $1.4 million, or $.20 per diluted share.

Bill Naylon, Chief Operating Officer, stated, “Operating income declined in the second quarter primarily as a result of lower-than-planned sales, aggressive pricing and markdowns.”

Additionally, the Company announced that for the month of March 2003, net sales increased 4.4% to $57.4 million from $55.0 million a year earlier. For the seven months ended March 31, 2003, sales increased 11% to $406.2 million from $367.1 million in the same period last year. There were 28 warehouses in operation at the end of March 2003 (excluding three unconsolidated stores in Mexico owned through a 50/50 joint venture) compared to 26 at the end of March last year.

For the four weeks ended March 30, 2003, comparable warehouse sales for stores open at least 12 full months rose 4.2% compared to the same four-week period last year. Comparable warehouse sales were negatively affected due to the timing of Easter and positively affected by a significant increase in wholesale sales in the Philippines.

For the 30-week period ended March 30, 2003, comparable warehouse sales decreased 0.1% compared to the same period last year.

The Company also announced that it opened its first store in Jamaica and its third store in Mexico on March 28, 2003.

PriceSmart, Inc. News Release (Continued) April 2, 2003	Page 2

Audio Presentation by Management

Management will provide additional details about the quarter, and will answer questions sent in advance, during an audio presentation, which will be available beginning at 8:00 a.m. ET on Tuesday, April 8, 2003. Questions for management should be e-mailed to ehernandez@psmt.usa.com or faxed to 858-581-7700 by Thursday, April 3, 2003 at 5:00 p.m. ET. Interested parties may listen to the presentation and questions/responses by visiting the Investor Relations section of the Company’s web site at www.pricesmart.com or by dialing 800-642-1687 (706-645-9291 for international callers) and entering the code 9437067 from 8:00 a.m. ET on Tuesday, April 8, 2003 until 5:00 p.m. ET on Friday, April 11, 2003.

PriceSmart, headquartered in San Diego, is a volume-driven, membership merchandise and services provider, delivering quality, value and low prices to the rapidly emerging consumer class in Latin America, the Caribbean and Asia. PriceSmart now operates 31 warehouse clubs in 12 countries and two U.S. territories (four in Panama and the Philippines; three each in Costa Rica, Dominican Republic, Guatemala and Mexico; two each in El Salvador, Honduras, and Trinidad; and one each in Aruba, Barbados, Guam, Jamaica, and the United States Virgin Islands). PriceSmart also licenses 11 warehouses in China and one in Saipan, Micronesia.

This press release may contain forward-looking statements that are subject to risks and uncertainties that might cause actual results to differ materially from those foreseen. These statements are often, but not always, made through the use of words or phrases such as “believe,” “will,” “expect,” “anticipate,” “estimate,” “intend,” “plan,” and “would.” For example, statements concerning 2003 revenues are forward-looking statements. Forward-looking statements are not guarantees of performance. They involve known and unknown risks, uncertainties and assumptions that may cause actual results, levels of activity, performance or achievements to differ materially from any results, levels of activity, performance or achievements expressed or implied by any forward-looking statement. Some of the risks, uncertainties and assumptions that could cause actual results to differ materially from estimates or projections contained in the forward-looking statements include but are not limited to: our financial performance is dependent on international operations; any failure by us to manage our growth could adversely affect our business; we face significant competition; we may encounter difficulties in the shipment of goods to our warehouses; the success of our business requires effective assistance from local business people with whom we have established strategic relationships; we are exposed to weather and other risks associated with our operations in Latin America, the Caribbean and Asia; declines in the economies of the countries in which we operate our warehouse stores would harm our business; the loss of key personnel could harm our business; we face the risk of exposure to product liability claims, a product recall and adverse publicity; and we are subject to volatility in foreign currency exchange; as well as the other risks detailed in the Company’s SEC reports, including the Company’s Form 10-K filed pursuant to the Securities Exchange Act of 1934 on November 29, 2002. We assume no obligation and expressly disclaim any duty to update any forward-looking statement to reflect events or circumstances after the date of this press release or to reflect the occurrence of unanticipated events. Certain prior period amounts have been reclassified to conform to current period presentation.

For further information, please contact Bill Naylon, Executive Vice President and Chief Operating Officer, (858) 581-4694, or Allan Youngberg, Executive Vice President and Chief Financial Officer, (858) 581-7727.

PriceSmart, Inc. New Release (Continued)	Page 3
April 2, 2003

PRICESMART, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(UNAUDITED—AMOUNTS IN THOUSANDS, EXCEPT PER SHARE DATA)

	Three Months Ended February 28,		Six Months Ended February 28,
	2003	2002	2003	2002
Revenues:
Sales:
Net warehouse	$183,150	$168,618	$345,168	$311,369
Export	1,086	285	3,662	714
Membership fees and other	4,716	4,793	9,512	9,161

Total revenues	188,952	173,696	358,342	321,244

Expenses:
Cost of goods sold:
Net warehouse	158,110	144,389	296,343	266,263
Export	1,036	280	3,479	694
Selling, general and administrative:
Warehouse operations	19,783	18,032	38,520	34,868
General and administrative	4,796	4,246	9,184	8,627
Settlement and related expenses	—	1,720	—	1,720
Preopening expenses	288	742	864	1,590

Total expenses	184,013	169,409	348,390	313,762

Operating income	4,939	4,287	9,952	7,482
Other income (expense):
Interest income	739	798	1,444	1,590
Interest expense	(2,506)	(2,284)	(5,017)	(4,625)
Other income (expense)	4	5	14	(15)
Equity of unconsolidated affiliate	(648)	—	(1,413)	—
Minority interest	(118)	(180)	(141)	(441)

Total other expense	(2,529)	(1,661)	(5,113)	(3,491)

Income before provision for income taxes	2,410	2,626	4,839	3,991
Provision for income taxes	793	854	1,629	1,096

Net income	1,617	1,772	3,210	2,895
Preferred dividends	400	191	800	191

Net income available to common stockholders	$1,217	$1,581	$2,410	$2,704

Earnings per share:
Basic	$0.18	$0.25	$0.35	$0.43
Diluted	$0.18	$0.24	$0.35	$0.41
Average common shares outstanding:
Basic	6,872	6,312	6,859	6,284
Diluted	6,928	6,613	6,954	6,602

PriceSmart, Inc. News Release (Continued) April 2, 2003	Page 4

PRICESMART, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(amounts in thousands, except share data)

	February 28, 2003	August 31, 2002
	(Unaudited)
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$14,003	$25,244
Marketable securities	3,004	3,015
Receivables, net of allowance for doubtful accounts of $88 and $183, respectively	7,299	12,086
Merchandise inventories	80,603	79,568
Prepaid expenses and other current assets	13,222	9,453
Deferred tax asset, current portion	3,917	—

Total current assets	122,048	129,366
Restricted cash	31,035	21,918
Property and equipment, net	190,929	185,107
Goodwill, net	23,071	23,071
Deferred tax asset, net of current portion	10,599	14,560
Other assets	5,488	4,018
Investment in unconsolidated affiliate	18,550	10,963

TOTAL ASSETS	$401,720	$389,003

CURRENT LIABILITIES:
Short-term borrowings	$20,039	$23,553
Accounts payable	67,581	66,700
Accrued salaries and benefits	3,496	3,195
Deferred membership income	3,602	3,993
Income taxes payable	871	1,425
Other accrued expenses	5,346	6,597
Long-term debt, current portion	10,898	9,059

Total current liabilities	111,833	114,522
Deferred rent	1,132	—
Long-term debt, net of current portion	101,903	90,539

Total liabilities	214,868	205,061
Minority interest	13,116	10,187
STOCKHOLDERS’ EQUITY:
Preferred stock, $.0001 par value (stated at cost), 2,000,000 shares authorized; Series A convertible preferred stock—20,000 shares designated, 20,000 and 20,000 shares issued and outstanding, respectively	19,914	19,914
Common stock, $.0001 par value, 15,000,000 shares authorized; 7,285,563 and 7,282,939 shares issued and outstanding, respectively	1	1
Additional paid-in capital	161,972	161,094
Tax benefit from exercise of stock options	3,360	3,360
Notes receivable from stockholders	(769)	(769)
Deferred compensation	(91)	(95)
Accumulated other comprehensive loss	(11,528)	(6,292)
Retained earnings	10,274	7,864
Less: treasury stock at cost 413,650 and 498,422 shares outstanding, respectively	(9,397)	(11,322)

Total stockholders’ equity	173,736	173,755

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$401,720	$389,003